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EX-99.A

NOTICE OF SPECIAL MEETING

                        [LETTERHEAD OF GSB APPEARS HERE]



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                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD DECEMBER   , 1997

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     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special
Meeting") of G.S.B. Investments, Inc. ("GSB") will be held on December   , 1997
at 5:00 P.M., local time, at GSB's main offices located at 2814 S.W. 34th
Street, Gainesville, Florida 32608, for the following purposes:

     (1) To approve, ratify, confirm and adopt an Agreement and Plan of Merger, dated as of July 8, 1997, by and between Compass Bancshares, Inc. and GSB (the "Merger Agreement"), pursuant to which GSB will be merged with and into an affiliate of Compass and become a wholly owned subsidiary of Compass;

     (2) To approve and adopt resolutions ratifying (i) all amendments to GSB's Articles of Incorporation increasing the authorized number of shares of GSB Common Stock, (ii) the issuance of the outstanding shares of GSB Common Stock, and (iii) all acts of GSB's Board of Directors and officers related thereto;

     (3) To consider and conduct such other business as may come before the Special Meeting.

     The Board of Directors of GSB has fixed October 16, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and any adjournments thereof (the "Record Date").

     Shareholders who do not plan to attend the Special meeting are requested to sign, date and return the enclosed Proxy Card in the enclosed postage paid envelope. Any Proxy given by a shareholder may be revoked at any time before it is exercised. A Proxy may be revoked by filing with GSB's Corporate Secretary a written revocation or a duly executed Proxy bearing a later date. Any shareholder present at the Special Meeting may revoke his or her Proxy and vote personally on each matter brought before the Special Meeting.

                                    BY ORDER OF THE BOARD OF DIRECTORS



                                    Carl Walls, President


Gainesville, Florida
October ____, 1997